Exhibit 10.10
Bambusa Therapeutics, Inc.
Confirmatory Executive Offer Letter
October 16, 2026
Dr. Thang Ho

Dear Thang:
This letter agreement (the “Agreement”) is entered into between Bambusa Therapeutics, Inc. (the “Company” or “we”) and you. This Agreement is effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act with respect to the Company’s common stock (the “Effective Date”). The purpose of this Agreement is to confirm the terms and conditions of your continued employment with the Company as of the Effective Date.
1.    Position. Your employment will continue as Chief Development Officer of the Company, reporting to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you may not engage in any other employment or provide services to any other entity, launch another company, or engage in any other business activity (whether on a full- or part-time basis) that would create a conflict of interest with the Company, that would prevent you from devoting your full business time and attention to the Company, or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the Company’s business, without the prior approval of the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.    Compensation and Benefits.
(a)    Base Salary. Your rate of annual base salary as of the Effective Date will be $523,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. Your base salary will be subject to periodic review and adjustment as determined by the Company.
(b)    Discretionary Bonus. Your annual target bonus opportunity as of the Effective Date will be forty percent (40%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in its reasonable discretion. You will not earn a bonus unless and until it is actually paid by the Company, and no bonus will be paid to you if your employment terminates for any reason prior to the applicable payment date. To be clear, this means that you must be employed on the date that the Company pays annual bonuses in order to receive one.

(c)    Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated employees of the Company in accordance with the eligibility and participation provisions of such plans and as such plans and programs becomes available and may be in effect from time to time. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.
(d)    Equity Awards. You will be eligible to receive compensatory equity awards such as stock options from the Company on the terms and conditions determined by the Board in its sole discretion.
(e)    Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.
(f)    Vacation. You will be entitled to accrue paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
(g)    Location. You will perform your duties from the Company’s offices located in Massachusetts, subject to customary travel as reasonably required by the Company and necessary to perform your job duties.
3.    Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into a Participation Agreement between you and the Company (the “Participation Agreement”) under the Company’s Change in Control and Severance Plan (the “Severance Plan,” and together with the Participation Agreement, the “Severance Documents”), which is incorporated herein by reference. The Severance Documents supersede and replace in its entirety any prior agreement providing for severance or similar benefits entered into between you and the Company.
4.    Confidentiality Agreement. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  As a condition of your continued employment with the Company, you are required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A (the “Confidentiality Agreement”).
5.    At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Company requests that, in the event of your resignation, you give the Company at least four weeks’ notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company, may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Documents depending on the circumstances of the termination of your employment with the Company.
6.    Tax Matters.
(a)    Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.
(b)    Section 280G. In the event of certain change in control events, the provisions set forth in Attachment B hereto (the “280G Provisions”) shall apply, including your eligibility for payment of a special bonus on the terms and subject to the conditions set forth therein.
(c)    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(d)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.
7.    Entire Agreement, Amendment, and Enforcement. This Agreement, the Severance Documents, the Confidentiality Agreement and the 280G Provisions supersede and replace your prior offer letter, employment agreement and any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the principles of conflict of laws thereof.

8.    Miscellaneous.
(a)    Indemnification. You will be entitled to indemnification as provided in the Company’s Amended and Restated Bylaws.
(b)    Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.
(c)    Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(d)    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(e)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(f)    Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.
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[Signature Page Follows]

We are extremely excited about your continued employment with Bambusa Therapeutics, Inc.!
Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

Bambusa Therapeutics, Inc.

		By:	/s/ Dr. Shanshan Xu
Dr. Shanshan Xu
Chief Financial Officer

I have read and accept this Agreement:

/s/ Dr. Thang Ho
Dr. Thang Ho

Dated:	10/18/2026

ATTACHMENT A
Confidentiality Agreement

ATTACHMENT B
280G Provisions
Special Bonus. In the event that there is a Change in Control (as defined in the Company’s 2026 Equity Incentive Plan as amended from time to time) or other event constituting a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company” (within the meaning of Section 280G(b)(2)(A)(i) of the Code and related tax regulations) (collectively referred to as a “Change in Control” in this Attachment B), then, notwithstanding anything to the contrary in any employment agreement, change in control or severance agreement, plan or any other agreement with the Company or any other plan or program maintained by the Company, in the event it shall be determined that any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to be paid or provided by the Company or the successor to the Company (or its parent company) to or for the benefit of you (a “Payment”) in connection with the Change in Control would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then, subject to the provisions herein, you shall be entitled to receive one or more cash payments from the Company (or its successor) (each, a “Special Bonus”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income, local or employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the applicable Special Bonus, you retain an amount of the Special Bonus equal to the Excise Tax imposed upon the applicable Payment; provided, however, that notwithstanding anything to the contrary contained herein (1) the aggregate Special Bonuses payable to you may not exceed the Applicable Limit (defined below) and (2) no Special Bonus shall be payable to you unless either (A) the Enterprise Value equals or exceeds $1,000,000,000 and/or (B) your aggregate Excise Tax payable in the Change in Control equals or exceeds $500,000.
“Applicable Limit” for a Change in Control means the Relative Portion of one percent (1.0%) of Enterprise Value or such other limit agreed to in writing by the Company and you.
“Enterprise Value” means the greater of (i) the market capitalization of the Company or (ii) the aggregate fair market value of all cash and non-cash consideration (including assumption of debt) payable to the Company or to the holders of the Company’s equity securities pursuant to such Change in Control, including amounts payable on a contingent, earnout or deferred basis, such value to be determined no later than the date of the consummation of such Change in Control by the Board (or Compensation Committee thereof) in place as of immediately prior to the consummation of such Change in Control.
“Participating Executives” means the Company’s “disqualified individuals” (within the meaning of Section 280G of the Code) who are parties to an effective agreement with the Company (including you) providing for the same or similar rights and/or benefits set forth in this Attachment B. The Company may at any time increase the number of Participating Executives.

“Relative Portion” means a fraction, the numerator of which is the potential Excise Tax that may be imposed on all potential Payments that may be made to you in respect of the Change in Control, and the denominator of which is the aggregate potential Excise Tax that may be imposed on all potential Payments to all Participating Executives (including you) with respect to such Change in Control, in each case determined no later than the date of the consummation of such Change in Control by the Board (or Compensation Committee of the Board) in place as of immediately prior to the consummation of such Change in Control.
Mitigation Requirements. The Company’s obligation to pay any Special Bonus under this letter agreement shall only be provided to the extent Excise Taxes apply after you have cooperated in good faith with the Company to reasonable strategies to mitigate the effect of Sections 4999 and 280G on Payments received or to be received or retained by you, including by reason of valuing your non-competition agreement with the Company in your Confidentiality Agreement (or such other agreement that you may enter into with the Company or the successor thereto) (the “Noncompete Agreement”), to the extent permissible under applicable law. Your obligation to cooperate in good faith with the Company to mitigation strategies does not obligate you to reduce your Payments or put Payments that would otherwise be unconditionally payable to you at risk.
Conditions to Payment. Your receipt of any Special Bonus is conditioned upon your (A) continuing to be employed with the Company as of immediately prior to the closing of the Change in Control, unless you incur a Qualifying Termination (as defined in the Severance Documents) prior to such time and (B) continuing to comply with the terms of your written agreements with the Company including the Confidentiality Agreement.
280G Calculations. Unless the Company and Participant otherwise agree in writing, the Company will select a nationally recognized professional services firm (the “Firm”) to make any calculations and determinations required hereunder, including whether and to what extent Excise Taxes or Special Bonuses apply, and the assumptions to be utilizing in arriving at such determination. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon you and the Company. For purposes of making the calculations required hereunder, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination hereunder. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Attachment B. The Company will have no liability to you for the determinations of the Firm.
IRS Claims or Refunds. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an increase to the amount of the Excise Tax or that otherwise involves Sections 4999 or 280G of the Code as they relate to any Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall: (i) give or otherwise make available to the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim.
If, after the receipt by you of a Special Bonus, you become entitled to receive any refund with respect to the Excise Tax to which such Special Bonus relates, you shall promptly notify the Company in writing and pay to the Company the amount of such refund within thirty (30) days after your receipt of such refund.
Payment Timing. Any Special Bonus shall be paid by the Company to you (subject to all required applicable withholdings) no later than the date that the corresponding withholding of the Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described above that does not result in the remittance by the Company of any federal, state, local and foreign income, excise, social security and other withholding taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision herein, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other taxing authority applicable to you, for the benefit of you, all or any portion of any Special Bonus, and you hereby consent to such withholding.
Any Special Bonus payable under this letter agreement is intended to comply with or be exempt from the requirements of Section 409A so that none of such payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this letter agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Each payment or benefit hereunder is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event whatsoever will the Company or any of its affiliates have any liability or obligation to reimburse, indemnify, or hold harmless you (or any other person) for any additional taxes, interest, penalty or any other costs that may be imposed on or incurred by you (or any other person) as a result of Section 409A. For the avoidance of doubt, you shall solely be responsible for any taxes or costs imposed or incurred as a result of Section 409A.
Public Company Status. The Special Bonus shall apply only to the extent the Company is publicly traded at or immediately prior to such Change in Control such that the shareholder cleansing vote under Section 280G(b)(5)(B) of the Code is inapplicable for purposes of such Change in Control.
Better After Tax Provisions. To the extent any Payment in connection with the Change in Control would constitute a “parachute payment” within the meaning of Section 280G of the Code and (A) but for this sentence, would be subject to the Excise Tax and (B) your liability for such Excise Tax would not be wholly satisfied by the Special Bonus payable above (all such Payments (or portions thereof) being hereinafter referred to as the “280G Payments”), then such 280G Payments will be either:
(x)    delivered in full, or
(y)    delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.